Exhibit 10.1

RESTRICTED STOCK AGREEMENT

UNDER THE IBERIABANK CORPORATION

2005 STOCK INCENTIVE PLAN

THIS INCENTIVE AGREEMENT (“Agreement”) is entered into as of GRANT DATE, between IBERIABANK Corporation (“IBKC”) and RECIPIENT (the “Award Recipient”).

WHEREAS, under the 2005 Stock Incentive Plan (the “Plan”), the Compensation Committee of the IBKC Board of Directors (the “Committee”) may, among other things, award shares of common stock of IBKC (the “Common Stock”) in the form of restricted stock (“Restricted Stock”) to a key employee of IBKC or one of its subsidiaries (collectively, the “Company”);

NOW, THEREFORE, in consideration of the premises, it is agreed as follows:

1. Conditional Award of Restricted Stock

Pursuant to the terms of the Plan, the Award Recipient is hereby awarded, subject to the other terms, conditions, and restrictions contained herein, SHARES GRANTED shares of Restricted Stock.

2. Award Restrictions

2.1 The shares of Restricted Stock and the right to vote them and to receive dividends thereon may not be sold, assigned, transferred, exchanged, pledged, hypothecated or otherwise encumbered until such time as the shares vest and the restrictions imposed thereon lapse, as provided below.

2.2 The shares of Restricted Stock issued to the Award Recipient will vest and the restrictions imposed thereon will lapse as to one-seventh of the shares of Restricted Stock on each of the first through seventh anniversaries of the date of this Agreement; provided that on each vesting date if a fraction of a share would vest, a whole share shall vest in lieu thereof and on the last date the number of shares that vest will be the total number of shares awarded less the total number of shares previously vested; and provided further that on the applicable vesting date the Award Recipient is in the employ of IBKC. The period during which the restrictions imposed on the shares of Restricted Stock by the Plan and this Agreement are in effect is referred to herein as the “Restricted Period.” During the Restricted Period, the Award Recipient shall be entitled to all rights of a shareholder of IBKC, including the right to vote such shares of Restricted Stock and to receive dividends thereon.

2.3 All restrictions on the Restricted Stock issued to the Award Recipient shall immediately lapse and the shares shall vest (a) if the Award Recipient dies while he is employed by the Company, or (b) if the Award Recipient becomes disabled, which means any physical or mental impairment which qualifies the Award Recipient for disability benefits under the applicable long-term disability plan maintained by the Company or, if no such plan applies, which would qualify such Award Recipient for disability benefits under the Federal Social Security System. Upon the termination of the Award Recipient’s service to the Company, for any reason, other than death or disability, the Award Recipient shall forfeit his or her Restricted Stock.

3. Stock Certificates

3.1 Certificates representing shares of Restricted Stock shall be registered in the name of the Award Recipient and deposited with IBKC, together with a stock power endorsed in blank by the Award Recipient, substantially in the form attached hereto as Exhibit A. Each such certificate shall bear a legend in substantially the following form:

The transferability of this certificate and the shares of Common Stock represented by it is subject to the terms and conditions (including conditions of forfeiture) contained in the IBERIABANK Corporation 2005 Stock Incentive Plan (the “Plan”) and an agreement between the registered owner and IBERIABANK Corporation thereunder. Copies of the Plan and the agreement are on file and available for inspection at the principal office of IBERIABANK Corporation.

3.2 Upon the lapse of restrictions on any shares of Restricted Stock issued to the Award Recipient, IBKC shall cause a stock certificate without a restrictive legend representing such shares of Restricted Stock to be issued in the name of the Award Recipient or his nominee within 30 days after the end of the Restricted Period. Upon receipt of such stock certificate, the Award Recipient is free to hold or dispose of the shares of Common Stock represented by such certificate subject to applicable securities laws.

4. Dividends

Any dividends paid on the shares of Restricted Stock granted to the Award Recipient shall be paid to the Award Recipient as soon as practicable following the date such dividends are declared and paid to the Company’s shareholders.

5. Withholding Taxes

5.1 IBKC shall have the right to withhold from any payments or stock issuances under the Plan, or to collect as a condition of payment, any taxes required by law to be withheld. By signing this Award Agreement, the Award Participant agrees that he or she is solely responsible for the satisfaction of any taxes that may arise (including taxes arising under Sections 409A or 4999 of the Code) and that IBKC shall not have any obligation whatsoever to pay such taxes.

5.2 Award Recipient may, but is not required to, satisfy his or her withholding tax obligation in whole or in part by electing (the “Election”) to have IBKC withhold, from the shares he or she otherwise would receive, shares of Common Stock having a value equal to the minimum amount required to be withheld. The value of the shares to be withheld shall be based on the Fair Market Value of the Common Stock on the date that the amount of tax to be withheld shall be determined (the “Tax Date”). Each Election must be made prior to the Tax Date. The Committee may disapprove of any Election, may suspend or terminate the right to make Elections, or may provide with respect to any Restricted Stock that the right to make Elections shall not apply to such Restricted Stock.

6. Additional Conditions

Anything in this Agreement to the contrary notwithstanding, if at any time IBKC further determines, in its sole discretion, that the listing, registration or qualification (or any updating of any document) of the shares of Common Stock issued or issuable pursuant hereto is necessary on any securities exchange or under any federal or state securities or blue sky law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance of shares of Common Stock pursuant hereto, or the removal or any restrictions imposed on such shares, such shares of Common Stock shall not be issued, in whole or in part, or the restrictions thereon removed, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to IBKC.

7. No Contract of Employment Intended

Nothing in this Agreement shall confer upon the Award Recipient any right to continue in the employment of the Company or to interfere in any way with the right of the Company to terminate the Award Recipient’s employment relationship with the Company at any time.

8. Binding Effect

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators and successors.

9. Inconsistent Provisions

The shares of Restricted Stock covered hereby are subject to the provisions of the Plan. If any provision of this Agreement conflicts with a provision of the Plan, the Plan provision shall control.

10. Designation of Beneficiary

The Award Recipient may expressly designate beneficiary to his or her interest (the “Beneficiary”), if any, to this Agreement by completing and executing a designation of beneficiary agreement substantially in the form attached to this Agreement as Exhibit B (the “Designation of Beneficiary”) and delivering an executed copy of the Designation of Beneficiary to IBKC.

11. Notices

Any notice or communication required or permitted by any provision of this Agreement to be given to the Award Recipient shall be in writing and shall be delivered personally or sent by certified mail, return receipt requested, addressed to the Award Recipient at the last address that the Company had for the Award Recipient on its records. Each party may, from time to time, by notice to the other party hereto, specify a new address for delivery of notices relating to this Agreement. Any such notice shall be deemed to be given as of the date such notice is personally delivered or properly mailed.

12. Modifications

This Agreement may be modified or amended at any time, provided that Award Recipient must consent in writing to any modification that adversely alters or impairs any rights or obligations under this Agreement.

13. Headings

Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope or intent of this Agreement or any provision hereof.

14. Severability

Every provision of this Agreement and of the Plan is intended to be severable. If any term hereof is illegal or invalid for any reason, such illegality or invalidity shall not affect the validity or legality of the remaining terms of this Award Agreement.

15. Governing Law

The laws of the State of Louisiana shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto.

16. Counterparts

This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

17. Restrictions on Transfer

This Agreement may not be sold, pledged, or otherwise transferred without the prior written consent of the Committee. Notwithstanding the foregoing, the Award Recipient may transfer this Agreement (i) by instrument to an inter vivos or testamentary trust (or other entity) in which each beneficiary is a permissible gift recipient, as such is set forth in subsection (ii) of this Section 17, or (ii) by gift to charitable institutions or by gift or transfer for consideration to any of the following relatives of the Award Recipient (or to an inter vivos trust, testamentary trust or other entity primarily for the benefit of the following relatives of the Participant): any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, domestic partner, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships. Any transferee of the Award Recipient’s rights shall succeed and be subject to all of the terms of this Agreement and the Plan.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

IBERIABANK CORPORATION

By:
A duly designated representative of the
Company

Award Recipient

Attest:

Exhibit A

STOCK POWER

PURSUANT TO

IBERIABANK CORPORATION

2005 STOCK INCENTIVE PLAN

State of Louisiana	)
	)	ss:
Parish of	)

Know all men by these presents that I,                                  (name of Award Recipient), do hereby make, constitute and appoint the members of the Compensation Committee of the IBERIABANK Corporation Board of Directors, or any of the them, as appointed by such Board of Directors from time to time, for my benefit as the recipient of an award under the 2005 Stock Incentive Plan (as evidenced by the attached Agreement dated as of                     , 200    , which is incorporated herein by reference), and in my name, place and stead, my true and lawful attorney-in-fact:

To retain the stock certificates evidencing the Restricted Stock issued to me pursuant to such Agreement until the termination of the applicable Restricted Period and the lapse of restrictions under the terms of such Agreement and, for that purpose, to make, execute and deliver all assignments or other instruments of transfer deemed necessary or appropriate, to give a receipt or receipts for the same and generally to do all lawful acts necessary or appropriate to secure for me the Restricted Stock issued under such Agreement.

Dated:
Signature of Award Recipient

Exhibit B

IBERIABANK CORPORATION

Designation of Beneficiary

In the event of my death or “Disability” within the meaning of the IBERIABANK Corporation 2005 Stock Incentive Plan (the “Plan”), I hereby designate the following person to be my beneficiary for the Award(s) (within the meaning of the Plan) identified below:

Name of Beneficiary:
Address:

Social Security No.:

This beneficiary designation of mine relates to any and all of my rights under the following Award or Awards:

☐	any Award that I have received or ever receive in the future under the Plan.

☐	the Award that I received pursuant to an award agreement dated , between me and [Company] (the “Company”).

I understand that this beneficiary designation operates to entitle the above-named beneficiary to succeed, in the event of my death, to any and all of my rights under the Award(s) designated above, and shall be effective from the date this form is delivered to the Company until such date as I revoke this designation. A revocation shall occur only if I deliver to an executive officer of the Company either (i) a written revocation of this designation that is signed by me and notarized, or (ii) a designation of death beneficiary, in the form set forth herein, that is executed and notarized on a later date.

Date:

Your Signature:

Your Name (printed):

Sworn to before me this
day of , 200

Notary Public

County of
State of